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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 12, 1998 on the consolidated financial statements and financial statement schedule of ITT Corporation, and our report dated March 11, 1998 on the combined financial statements of Westin Hotels & Resorts Worldwide, Inc., the consolidated financial statements of W&S Hotel L.L.C., and the combined financial statements of the predecessor business included in Starwood Hotels & Resorts and Starwood Hotels & Resorts Worldwide, Inc. Joint Current Report on Form 8-K dated February 23, 1998 and to all references to our Firm included in this Registration Statement.


                                          ARTHUR ANDERSEN LLP

New York, New York

March 18, 1999